Exhibit 99.1

Western Uranium & Vanadium Provides Company Updates

November 2, 2022

Toronto, Ontario and Nucla, Colorado, Nov. 02, 2022 (GLOBE NEWSWIRE) -- Western Uranium & Vanadium Corp. (CSE:WUC) (OTCQX:WSTRF) (“Western” or “Company”) is providing the following updates:

Nuclear Fuel and Uranium Markets

Western currently is observing positive catalysts across multiple levels of the nuclear fuel and uranium markets. At a micro-level the projected supply / demand imbalance is expanding. Demand is increasing with new reactors being built, next generation reactors being advanced, operating reactor life extensions, restarts of idle reactors, and nuclear phase-out plans being reversed. There are multiple data points pointing to a depletion of the secondary supply overhang, which was prevalent for the last decade. At a macro-level, the electrification transition and climate change initiatives have increased global support for nuclear. Further, Russia’s invasion of Ukraine and the ensuing global energy crisis has focused attention on security of supply and supply chain risks.

As of today, Rosatom, Russia’s national nuclear company has avoided sanctions due to dependencies that have been built-up over decades. However, a desire to stay away from bad actors and the threat of Russia weaponizing energy exports has elicited responses. Worldwide, utilities have accelerated their contracting of non-Russian conversion and enrichment services. New uranium supply agreements are being signed with Western producers. In the U.S., legislative and agency solutions are moving forward. This year multiple new nuclear funding programs have already been put in place and the language from the Department of Energy has only gotten stronger. The Secretary of Energy recently declared: “The United States wants to be able to source its own fuel from ourselves and that’s why we are developing a uranium strategy…” Further, multiple legislative sanction proposals have been put forth, including banning Russian uranium imports. As the U.S. has the largest fleet of nuclear reactors, these actions have the potential to cause a realignment of uranium markets.

As a result, Western continues to advance our operational strategy in anticipation of increasing uranium price levels which will reward the ability to quickly scale-up ore production.

Mining Operations – Sunday Mine Complex

Western has completed the build-out of its in-house mining capability. Additional employees for the first mining team have been hired over the last two months, facilities have been upgraded, and equipment and vehicles have been acquired and readied for deployment. The initial project will focus on additional development of the GMG Ore body. This will involve ore production and stockpiling of high-grade ore and underground drilling /exploration to define additional production zones. The next project will be similar in scope but on the St. Jude Mine target areas defined during the 2019/2020 work project. Mining operations are targeted to restart in January 2023.

Mining Operations – Van 4 Mine

Reclamation at the Van 4 Mine has continued using company employees and equipment. The headframe and ore bins have been dissembled and placed into storage. This phase followed building removal; hence cement pads are the only structures remaining onsite. The headframe will be reassembled at the Sunday Mine Complex to add a new production shaft to increase output capacity.

Annual 2022 Incentive Stock Option Grant

Western announces that it has granted an aggregate of 1,665,000 stock options (“Options”) to purchase common shares to a number of officers, directors, and employees of Western under the Company’s Incentive Stock Option Plan. The Options were granted on October 31, 2022 after market close, and with the exercise price being set at CAD$1.60 based upon the closing prices on both the day of the grant and the prior trading day, and the pricing of units offered in the most recent private placement conducted by Western. Each option is exercisable to acquire one common share for a five-year term starting with the vesting date. The Options vest equally in two instalments beginning on the date of grant and thereafter on April 30, 2023.

About Western Uranium & Vanadium Corp.

Western Uranium & Vanadium Corp. is a Colorado-based uranium and vanadium conventional mining company focused on low cost near-term production of uranium and vanadium in the western United States, and development and application of kinetic separation.

Cautionary Note Regarding Forward-Looking Information: Certain information contained in this news release constitutes “forward-looking information” or a “forward-looking statements” within the meaning of applicable securities laws (collectively, “forward-looking statements”).  Statements of that nature include statements relating to, or that are dependent upon: the Company’s expectations, estimates, assumptions and projections regarding exploration and production plans and results; the timing of planned activities; whether the Company can raise any additional funds required to implement its plans;  whether regulatory or analogous requirements can be satisfied to permit planned activities; and more generally to the Company’s business, and the economic and political environment applicable to its operations, assets and plans. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond the Company’s ability to control or predict. Please refer to the Company’s most recent Management’s Discussion and Analysis, as well as its other filings at www.sec.gov and/or www.sedar.com, for a more detailed review of those risk factors.  Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and that these statements are made as of the date hereof. While the Company may do so, it does not undertake any obligation to update these forward-looking statements at any particular time, except as and to the extent required under applicable laws and regulations.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

George Glasier	Robert Klein

President and CEO	Chief Financial Officer
970-864-2125	908-872-7686
gglasier@western-uranium.com	rklein@western-uranium.com